Exhibit 99.1

FOR IMMEDIATE RELEASE

ACUSPHERE RECEIVES EQUITY FINANCING COMMITMENT

WATERTOWN, MA, August 31, 2006 - Acusphere, Inc. (NASDAQ: ACUS), today announced that the Company has received a commitment from Azimuth Opportunity Ltd. for the purchase of up to 5,762,966 shares of its common stock, which shares in the aggregate, based upon a closing price on August 31, 2006 of $3.39 per share, have an approximate market value of $19.5 million. Subject to the terms and conditions of a purchase agreement between Acusphere and Azimuth Opportunity, over the next eighteen months, Acusphere may sell up to 5,762,966 registered shares of its common stock, at its discretion, to Azimuth Opportunity at a discount from market price. No shares of Acusphere common stock were issued in connection with entering into this arrangement, and no shares may be issued until certain conditions have been satisfied, as specified by the agreement. Acusphere has no minimum commitment to sell any shares under the agreement.

The shares of common stock are being offered pursuant to an effective registration statement filed with the Securities and Exchange Commission on May 18, 2006. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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Contact:
John F. Thero	Investors:
Sr. Vice President and CFO	Tel: (617) 925-3444
Email: IR@acusphere.com
Stephen Schultz	Media: (617) 648-8800
Director, Corporate Communications

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Acusphere, Inc.
500 Arsenal Street
Watertown, MA  02472
tel:  617.648.8800
fax:  617.926.3605
www.acusphere.com